Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318 and No. 333-232532 on Form S-8, and No. 333-238931 on Form S-3ASR of our reports dated January 28, 2022 (October 7, 2022 as to Notes 1, 18, and 26), relating to the consolidated financial statements of Jefferies Financial Group Inc. (the “Company”), and our report dated January 28, 2022 on the effectiveness of the Company's internal control over financial reporting, appearing in the Current Report on Form 8-K of the Company dated October 7, 2022.

/s/Deloitte & Touche LLP

New York, New York
October 7, 2022